PROSPECTUS SUPPLEMENT

To Prospectus dated May 14, 1996


     $140,000,000

     PAMIDA, INC.

11 3/4% Senior Subordinated
Notes Due 2003

     December  12, 1996








RECENT DEVELOPMENTS

Attached hereto and incorporated herein by this reference are copies of the Quarterly Reports on Form 10-Q of Pamida, Inc. and Pamida Holdings Corporation for the quarterly period ended October 27, 1996.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _





This Prospectus Supplement, together with the Prospectus dated May 14,
1996 (including the Prospectus Appendix), is to be used by Citicorp Securities, Inc. in connection with offers of the Notes referred to above in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Citicorp Securities, Inc. may act as principal or agent in such transactions.


SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR
[X]  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



For the quarterly period ended October 27, 1996

Commission File Number 33-57990


                    PAMIDA, INC
(Exact name of registrant as specified in its charter)


           Delaware                                   47-0626426
(State or other jurisdiction of                      (IRS Employer
incorporation or organization)                   Identification Number)


     8800 "F" Street, Omaha, Nebraska                    68127
(Address of principal executive offices)              (Zip Code)


                   (402) 339-2400
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Class of Common Stock          Outstanding at December 11, 1996

    Common Stock                       1,000 Shares


PART I - FINANCIAL INFORMATION
Item 1.  Financial Statements

PAMIDA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
    (Unaudited)


                                                   October 27,    January 28,
ASSETS:                                               1996          1996
  Current assets:                                   --------      --------
    Cash                                            $  9,890      $  7,298
    Accounts receivable, less allowance for
      doubtful accounts of $50                        18,521        11,824
    Merchandise inventories                          183,633       150,837
    Property held for sale                             1,854            -
    Prepaid expenses                                   3,434         2,953
                                                    --------      --------
       Total current assets                          217,332       172,912

  Property, buildings and equipment,
    less accumulated depreciation and
    amortization of $59,189 and $55,464               43,334        46,371
  Leased property under capital leases,
    less accumulated amortization
    of $16,158 and $13,496                            28,687        30,977
  Deferred financing costs                             3,302         3,746
  Other assets                                         8,500         4,464
                                                    --------      --------
                                                    $301,155      $258,470
                                                    ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities:
    Accounts payable                                $ 90,527      $ 63,087
    Loan and security agreement                       62,797        31,588
    Accrued compensation                               2,759         5,923
    Accrued interest                                   2,494         6,353
    Store closing reserve                              4,344         7,818
    Other accrued expenses                            11,768        10,823
    Income taxes payable                               9,574         9,716
    Current maturities of long-term debt                  46         1,334
    Current obligations under capital leases           1,614         1,847
                                                    --------      --------
       Total current liabilities                     185,923       138,489

  Long-term debt, less current maturities            140,376       140,411
  Obligations under capital leases,
   less current obligations                           35,425        36,559
  Other long-term liabilities                          3,270         4,237
  Commitments and contingencies                           -             -
  Common stockholders' equity:
    Common stock, $.01 par value;
     10,000 shares authorized;  1,000
     shares issued and outstanding,                       -             -
    Additional paid-in capital                        17,000        17,000
    Retained earnings                                (80,839)      (78,226)
                                                    --------      --------
      Total common stockholders' equity              (63,839)      (61,226)
                                                    --------      --------
                                                    $301,155      $258,470
                                                    ========      ========

See notes to consolidated financial statements.



PAMIDA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
   (Unaudited)


                               Three Months Ended       Nine Months Ended
                             October 27,  October 29,  October 27, October 29,
                                1996         1995         1996         1995
                             --------     --------      --------     --------
Sales                        $151,980     $176,206      $439,583     $517,120

Cost of goods sold            115,534      133,404       334,466      392,867
                             --------     --------      --------     --------
Gross profit                   36,446       42,802       105,117      124,253

Expenses:
  Selling, general and
    administrative             28,815       36,071        89,272      107,748
  Interest                      6,318        6,612        18,458       19,232
                             --------     --------      --------     --------
                               35,133       42,683       107,730      126,980

Income (loss) before income
  tax provision (credit)        1,313          119        (2,613)      (2,727)

Income tax provision (credit)      -            33            -        (1,418)

                             --------     --------      --------     --------
Net income (loss)            $  1,313     $     86      $ (2,613)    $ (1,309)
                             ========     ========      ========     ========


See notes to consolidated financial statements.



PAMIDA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)


                                                        Nine Months Ended
                                                     October 27,  October 29,
                                                        1996           1995
                                                      --------      --------
Cash Flows From Operating Activities:
  Net loss                                             $(2,613)      $(1,309)
                                                      --------      --------
  Adjustments to reconcile net loss to net
    cash used in operations:
      Depreciation and amortization                      8,427        11,507
      Provision for LIFO inventory valuation               450           750
      Deferred retirement benefit                           -             36
      Other                                                (40)       (1,095)
      Decrease in store closing reserve                 (4,663)           -
      Increase in merchandise inventories              (33,246)      (53,803)
      Increase in other operating assets                (6,322)       (6,725)
      Increase in accounts payable                      27,440        38,978
      Decrease in other operating liabilities          ( 5,998)      (11,041)
                                                      --------      --------
        Total Adjustments                              (13,952)      (21,393)
                                                      --------      --------
          Net cash used in operating activities        (16,565)      (22,702)
                                                      --------      --------
Cash Flows From Investing Activities:

  Proceeds from disposal of fixed assets                    40         1,154
  Assets acquired for sale, net                            364            -
  Construction notes receivable                         (5,207)       (2,248)
  Capital expenditures                                  (4,521)       (6,024)
  Other                                                     12            11
                                                      --------      --------
        Net cash used in investing activities           (9,312)       (7,107)
                                                      --------      --------
Cash Flows From Financing Activities:

  Borrowings under loan and security agreement, net     31,209        35,306
  Principal payments on capital lease obligations       (1,367)       (1,572)
  Principal payments on long-term debt                  (1,323)         (142)
  Payments for deferred finance costs                      (50)          (13)
                                                      --------      --------
          Net cash provided by financing activities     28,469        33,579
                                                      --------      --------

Net increase in cash                                     2,592         3,770
Cash at beginning of year                                7,298         7,059
                                                      --------      --------
Cash at end of period                                  $ 9,890       $10,829
                                                      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (received) during the period for:
    Interest                                           $22,317       $23,104
    Income taxes:
     Payments to taxing authorities                        312         3,477
     Payments to Pamida Holdings Corporation for benefit
        of loss from operations                             -            888

Refunds received from taxing authorities                  (170)          (72)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITY:
  Capital lease obligations incurred when
   the Company entered into lease agreements
   for new store facilities.                         $      -        $ 7,630


See notes to consolidated financial statements.



PAMIDA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED OCTOBER 27, 1996 AND OCTOBER 29, 1995
(Unaudited)
(Dollars in Thousands)



1.Management Representation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the interim periods have been included. All such adjustments are of a normal recurring nature. Because of the seasonal nature of the business, results for interim periods are not necessarily indicative of a full year's operations. The accounting policies followed by Pamida Inc. (the "Company") and additional footnotes are reflected in the consolidated financial statements contained in the Form 10-K Annual Report of the Company for the fiscal year ended January 28, 1996.

2.Inventories

Substantially all inventories are stated at the lower of cost (last-in, first-out) or market. Total inventories would have been higher at October 27, 1996 and January 28, 1996 by $6,150 and $5,700 respectively, had the FIFO (first-in, first-out) method been used to determine the cost of all inventories. Quarterly LIFO inventory determinations reflect assumptions regarding fiscal year-end inventory levels and the estimated impact of annual inflation.

3.Related Party Transactions

In each of March, June and September 1995, the Company paid $79, $79 and $78, respectively, to Pamida Holdings Corporation (Holdings) to enable Holdings to make dividend payments to preferred stockholders. In September and October 1995, the Company paid a total of $652 to Holdings as a reimbursement for certain tax benefits, which amount Holdings used to repurchase certain of its outstanding promissory notes and to repay to the Company certain intercompany advances. No such payments have been made during fiscal 1997.

4.Committed Revolving Loan and Security Agreement

Effective September 1, 1996, the term of the Company's committed Loan and Security Agreement (the Agreement) was extended by one additional year to March of 1999, and the Agreement was also amended to allow borrowings up to a maximum of $80,000 for the period from September 1, 1996 through December 10, 1996.

5.Reclassifications

Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.



ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in Thousands)


The following is management's discussion and analysis of certain significant factors which have affected the company's results of operations and financial condition for the periods included in the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

The following table sets forth an analysis of various components of the Consolidated Statements of Operations as a percentage of sales for the three and nine months ended October 27, 1996 and October 29, 1995:


                                    Three Months Ended  Nine Months Ended
                                     Oct.27,  Oct.29,      Oct.27,  Oct.29,
                                      1996     1995         1996     1995
                                     ------   ------       ------   ------
Sales                                100.0%   100.0%       100.0%   100.0%
Cost of goods sold                    76.0%    75.7%        76.1%    76.0%
                                     ------   ------       ------   ------
Gross profit                          24.0%    24.3%        23.9%    24.0%
Selling, general and
   administrative expenses            19.0%    20.5%        20.3%    20.8%
                                     ------   ------       ------   ------
Operating income                       5.0%     3.8%         3.6%     3.2%
Interest expense                       4.1%     3.7%         4.2%     3.7%
                                     ------   ------       ------   ------
Income (loss) before income tax
   provision (credit)                  0.9%     0.1%        (0.6%)   (0.5%)
Income tax provision (credit)            -        -            -     (0.3%)
                                     ------   ------       ------   ------
Net income (loss)                      0.9%     0.1%        (0.6%)   (0.2%)
                                     ======   ======       ======   ======

Sales - As of the end of fiscal 1996, the Company closed forty stores in unprofitable or highly competitive markets which did not fit the Company's niche market strategy. Consequently, the Company experienced a decrease in total sales for the third quarter and first nine months of fiscal 1997.
Sales for the third quarter of fiscal 1997 decreased by $24,226 or 13.8% compared to sales for the third quarter of fiscal 1996. Similarly, sales for the first nine months of fiscal 1997 decreased by $77,537 or 15.0%.

Comparable store sales during the third quarter and first nine months of fiscal 1997 decreased $3,997 or 2.7% and $10,874 or 2.6%, respectively. This decrease can be traced to a combination of factors including clearance activity, shifting of advertising break dates and the residual effects of the warehouse management system implementation discussed in the Form 10-Q filing for the second quarter of fiscal 1997.

The Company operated 149 stores at the end of the third quarter of fiscal 1997 as compared with 181 stores at the end of the third quarter of fiscal 1996. Since October 29, 1995, the Company has opened ten stores in new markets, relocated three stores and closed forty-two stores.

Gross profit - The company's merchandise gross profit as a percentage of sales improved .7% in the first nine months of fiscal 1997 and improved .6% in the the third quarter as compared to the same periods of fiscal 1996. However, this improvement was offset by additional costs in the warehouse and distribution areas during the implementation of the new warehouse management system this year, which were disclosed in the Form 10-Q for the second quarter of fiscal 1997. Accordingly, as a percentage of sales, gross profit decreased slightly from 24.3% for the third quarter of fiscal 1996 to 24.0% for the third quarter of fiscal 1997. Gross profit as a percentage of sales was 23.9% for the first nine months of fiscal 1997 and 24.0% for the first nine months of fiscal 1996.

Selling, general and administrative (SG&A) expense decreased $7,256 or 20.1% for the third quarter of fiscal 1997 compared to the third quarter of fiscal 1996 and decreased $18,476 or 17.1% for the first nine months of fiscal 1997 compared to the first nine months of fiscal 1996. As a percentage of sales, SG&A expense was 19.0% for the third quarter of fiscal 1997 and 20.5% for the third quarter of fiscal 1996 and was 20.3% for the first nine months of fiscal 1997 compared to 20.8% for the first nine months of fiscal 1996.

The reduction in SG&A expense for the third quarter of fiscal 1997 was primarily attributable to a 16.5% decrease in store payroll costs and a 13.2% decrease in store occupancy costs. In addition, store controllable and advertising costs decreased 20.7% and 41.6% respectively. All of these areas of expense were impacted by the elimination of costs related to the forty stores which were closed as of the end of fiscal 1996. SG&A costs were also positively impacted by reduced accruals for management bonuses and the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of these items in the fourth quarter of fiscal 1996. The decreases in SG&A costs were offset by a $391 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996 primarily from the sale of idle transportation company assets.

The reduction in SG&A expense for the first nine months of fiscal 1997 was primarily attributable to a 15.4% decrease in store payroll costs and a 14.1% decrease in store occupancy costs. In addition, store controllable and advertising costs decreased 18.1% and 31.3% respectively. These areas of expense were impacted by the elimination of costs related to the forty stores closed as of the end of fiscal 1996. SG&A costs were also positively impacted by reduced accruals for management bonuses and the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of these items in the fourth quarter of fiscal 1996. The decreases in SG&A costs were offset by a $1,394 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996 primarily from the sale of idle transportation company assets.

Interest expense decreased $294 or 4.4% for the third quarter of fiscal 1997 compared to the same period of fiscal 1996 and decreased $774 or 4.0% for the first nine months of fiscal 1997 compared to the same period of fiscal 1996. The decrease was due to a reduction in interest related to capital leases, primarily as a result of the forty stores closed as of the end of fiscal 1996, and a decrease in interest costs related to industrial development bonds which were paid off in August of 1996. These decreased costs were offset somewhat by increased costs of revolver borrowings.

Income tax benefit - No income tax expense was recorded on income in the third quarter of fiscal 1997 due to the existence of unutilized tax loss carry forwards from prior year store closing charges. Similarly, no income tax benefit was recorded on losses for the first nine months of fiscal 1997 due to the uncertainty of realization of those tax benefits. Due to the amount of unutilized tax loss carry forwards available, the Company does not expect to tax-effect quarterly income or losses for any period in fiscal 1997. In the prior year, no such tax loss carry forwards existed, and a tax expense of $33 was recorded in the third quarter of fiscal 1996 and a tax benefit of $1,418 was recorded in fiscal 1996 for the first nine months, consistent with the company's expected effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

The Company's business is seasonal with first quarter sales (February through April) being lower than sales during the other three quarters. Fourth quarter sales (November through January) have represented approximately 29% of the full year's retail sales in recent years and normally involve a greater proportion of higher margin sales.

Funds used in operating activities were $16,565 in the first nine months of fiscal 1997 compared to a usage of $22,702 in the first nine months of fiscal 1996. This $6,137 reduction in net cash used by operating activities resulted primarily from changes in inventories and other operating liabilities, offset somewhat by changes in accounts payable, results of operations and store closing reserves.

The Company satisfies its seasonal liquidity requirements primarily through a combination of funds provided from operations and from the company's committed Loan and Security Agreement (the Agreement) which provides for
revolving borrowings of up to $70,000.   Borrowings under the Agreement bear
interest at a rate which is .75% per annum greater than the applicable prime rate. The amounts the Company is permitted to borrow are determined by a formula based upon the amount of the company's eligible inventory from time to time. Such borrowings are secured by security interests in all of the current assets (including inventory) of the Company and by liens on certain real estate interests and other property of the Company. Pamida Holdings Corporation (Holdings) and two subsidiaries of the Company have guaranteed the payment and performance of the company's obligations under the Agreement and have pledged some or all of their respective assets, including the stock of the Company owned by Holdings, to secure such guarantees.

The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments. These covenants currently have not had an impact on the Company's ability to fully utilize the revolving credit facility. However, certain of the covenants, such as those which restrict the ability of the Company to incur indebtedness or encumber its property or which impose restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may at some future time prevent the Company from pursuing its store expansion program at the rate that the Company desires.

Obligations under the Agreement were $62,797 at October 27, 1996 and $55,909 at October 29, 1995. These borrowings are senior to the Senior Subordinated Notes of the Company. The Company had long-term debt and obligations under capital leases of $175,801 as of October 27, 1996 and $189,566 at October 29, 1995. The Company's ability to satisfy scheduled principal and interest payments under such obligations in the ordinary course of business is dependent primarily upon the sufficiency of the Company's operating cash flow. At October 27, 1996, the Company was in compliance with all covenants contained in its various financing agreements.

The Company paid Holdings $79, $79 and $78, during the first, second and third quarters respectively, of fiscal 1996 under a tax-sharing agreement to enable Holdings to pay quarterly dividends to its preferred stockholders. Since Holdings conducts no operations of its own, the only cash requirement of Holdings relates to preferred stock dividends in the aggregate annual amount of approximately $315; and the Company is expressly permitted under its existing credit facilities to pay dividends to Holdings to fund such preferred stock dividends. However, the General Corporation Law of the State of Delaware, under which the Company and Holdings are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the retained deficit, resulting primarily from the forty store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Holdings may pay dividends in fiscal 1997 and in ensuing years only to the extent that the Company and Holdings satisfy the applicable statutory standards which includes holdings' having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. The Company did not declare or pay any dividends to Holdings during the first three quarters of fiscal 1997, and Holdings did not declare or pay the preferred stock dividends payable on February 29, 1996, May 31, 1996, August 31, 1996 or November 30, 1996. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

The Company made capital expenditures of $4,521 during the first nine months of fiscal 1997 compared to $6,024 during the first nine months of fiscal 1996. The Company has opened a total of eight new stores in fiscal 1997 and will consider additional opportunities for new store locations as they arise. Capital expenditures are expected to total approximately $5,400 in fiscal 1997 and to be funded from cash flow from operations. The costs of buildings and land for new store locations are expected to be financed by operating or capital leases with unaffiliated landlords. The Company's expansion program will require inventory of approximately $1,000 to $1,200 for each store in a new market, which the Company expects to finance through trade credit, borrowings under the Agreement and cash flow from operations.

On a long-term basis, the Company's expansion will require continued investments in store locations, working capital and distribution and infrastructure enhancements. The Company expects to continue to finance some of these investments through leases from unaffiliated landlords, trade credit, borrowings under the Agreement and cash flow from operations, but ultimately will need to explore additional sources of funds which may include both debt (mid-term to long-term) and equity capital. Currently, it is not possible for the Company to predict with any certainty either the timing or the availability of any such additional financing.

INFLATION

The Company uses the LIFO method of inventory valuation in its financial statements; as a result, the cost of merchandise sold approximates current costs. Due to the revaluation of property, buildings and equipment in connection with the purchase transaction in 1986, as well as the recent opening of new stores, depreciation expense closely approximates current costs. The Company's rental expense is generally fixed and, except for small amounts of percentage rentals, has not been affected by inflation.

PART II - OTHER INFORMATION



Items 1-5:  None


Item 6:

(a)  Exhibits.

     - 10.1 Amendment No. 3 to Loan and Security Agreement among Pamida, Inc. and Seaway Importing Company, as Borrowers, Congress
        Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated September 16, 1996

     -  10.2 Amendment No. 1 to Employment Agreement among Pamida
        Holdings Corporation, Pamida, Inc., and Steven S. Fishman dated August 29, 1996

     -  27.1 Financial Data Schedule (EDGAR version only)

(b)  Reports on Form 8-K.

     A report on Form 8-K was filed during the quarter for which this Form 10-Q is filed. Such report had a Date of Report of October 16, 1996, and related to Item 4, Changes in Registrant's Certifying Accountant. An amendment to such Form 8-K was filed on November 1, 1996.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                PAMIDA, INC.
                                                (Registrant)


                          Date:          December 11, 1996
                          By:       /s/  Steven S. Fishman
                                         Steven S. Fishman, Chairman,
                                         President and Chief Executive
                                         Officer


                          Date:          December 11, 1996
                            By:     /s/  Todd D. Weyhrich
                                         Todd D. Weyhrich
                                         Vice President - Controller




Exhibit 10.1


AMENDMENT NO.  3  TO LOAN AND SECURITY AGREEMENT

PAMIDA, INC.
8800 F Street
Omaha, Nebraska  68127

SEAWAY IMPORTING COMPANY
8800 F Street
Omaha, Nebraska  68127

September 16, 1996
Congress Financial Corporation (Southwest)
1201 Main Street
Dallas, Texas  75250

BankAmerica Business Credit, Inc.
40 East 52nd Street
New York, New York  10017

Gentlemen:

     Congress Financial Corporation (Southwest), a Texas corporation in its individual capacity ("Congress"), BankAmerica Business Credit, Inc., formerly known as BA Business Credit Inc., a Delaware corporation ("BABC," together with Congress each individually a "Lender" and collectively, "Lenders"), Pamida, Inc., a Delaware corporation ("Pamida"), Seaway Importing Company, a Nebraska corporation ("Seaway," together with Pamida, collectively, "Borrowers") and Congress Financial Corporation (Southwest), a Texas corporation, as Agent for Lenders (in such capacity, "Agent") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 30, 1993, by and among Agent, Lenders and Borrowers (as amended by Amendment No. 1 to Loan and Security Agreement dated as of January 23, 1995 and Amendment No. 2 to Loan and Security Agreement dated as of January 28, 1996 and as amended hereby, the "Loan Agreement", and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements").

     Borrowers have requested that the "Maximum Credit" provided for in the Financing Agreements be temporarily increased and that certain other provisions of the Financing Agreements be amended, and Agent and Lenders are willing to temporarily increase the Maximum Credit and amend certain other provisions of the Financing Agreements, subject to the terms and conditions contained herein. By this Amendment, Agent, Lenders and Borrowers desire and intend to evidence such amendments.

     In consideration of the foregoing and the agreements and covenants contained herein, the parties hereto agree as follows:

1.  Definitions.

  (a) All references to the term "Maximum Credit" in any of the Financing Agreements shall be deemed, and each such reference is hereby amended, to mean
(i) from September 1, 1996 through and including December 10, 1996, the amount of $80,000,000 and (ii) Thereafter, the amount of $70,000,000.

  (b) All references to the term "Renewal Date" in any of the Financing Agreements shall be deemed, and each such reference is hereby amended, to mean March 31, 1999.

  (c) All capitalized terms used herein shall have the meanings assigned hereto in the other Financing Agreements, unless otherwise defined herein.

2. Revolving Loans; Advance Rate. Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefore:

  (a) Subject to, and upon the terms and conditions contained herein and in the other Financing Agreements, at the request of Borrowers, each of Lenders severally, but not jointly, agrees to lend to Borrowers and authorizes and appoints Agent to make Loans to Borrowers, for the account of and as Agent for Lenders, in such amounts from time to time as Agent shall determine, in its discretion, at Borrowers' request during the periods indicated below of up to the percent of the value of Eligible Inventory of Borrowers indicated for such period (or such greater or lesser percentage thereof as Agent may determine from time to time):

               Period                          Percent
               ------                          -------
  (i)  from September 1, 1996 through            50%
       and including December 10, 1996

  (ii) thereafter, in any year:

        (A)  from March 1 through and            45%
              including April 30

        (B)  from October 1 through and          45%
             including November 30

        (C)  at all other times                  40%

3. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers to Agent and Lenders pursuant to the Financing Agreements, Borrowers hereby represent, warrant and covenant with and to Agent and Lenders as follows (which representations, warranties and covenant are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):

  (a) No Event of Default exists on the date of this Amendment (after giving effect to the amendments to the Financing Agreements made by this Amendment).

  (b) This Amendment and the other amendment agreements delivered in connection herewith, have been duly authorized, executed and delivered by each of Borrowers and are in full force and effect as of the date hereof, and the agreements and obligations of each of Borrowers contained herein and therein constitute legal, valid and binding obligations of each of Borrowers enforceable against each of Borrowers in accordance with their respective terms.

  (c) All required consents or approvals of any persons other than Lenders and Agent to the authorization, execution and delivery of this Amendment and the other amendment agreements delivered in connection herewith have been obtained by each of Borrowers and Guarantors, and the authorization, execution and delivery hereof does not violate or breach any provision of or constitute a default under any material indenture, mortgage, deed of trust, agreement or instrument to which any of Borrowers or Guarantors is or may be bound, including, without limitation, the Note Indenture.

4. Conditions Precedent. The effectiveness of the amendments contained herein shall be subject to the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent on behalf of Lenders:

  (a) Agent shall have received, in form and substance satisfactory to Agent, an executed original of this Amendment, duly authorized, executed and delivered by each of Borrowers and Guarantors;

  (b) Agent shall have received, in form and substance satisfactory to Agent, an executed original of Amendment No. 3 to Deed of Trust, Security Agreement and Assignment of Leases and Rents by Pamida in favor of Old Republic National Title Insurance Company, as trustee, for the benefit of Agent and Lenders, duly authorized, executed and delivered by the parties thereto;

  (c) Agent shall have received, in form and substance satisfactory to Agent, an executed original of Amendment No. 3 to Leasehold Deed of Trust, Security Agreement and Assignment of Leases and Rents by Pamida in favor of Old Republic National Title Insurance Company, as trustee, for the benefit of Agent and Lenders, duly authorized, executed and delivered by the parties thereto;

  (d) Agent shall have received, in form and substance satisfactory to Agent, an executed original of Amendment No. 3 to Co-Lending and Agency Agreement, duly authorized, executed and delivered by each of Agent and Lenders;

  (e) Agent shall have received, in form and substance satisfactory to Agent, a secretary's certificates for each of Borrowers and Guarantors with respect to directors' resolutions, incumbency and other matters as Agent may require, and

  (f) No Event of Default shall have occurred and be continuing and no event shall have occurred or condition be existing and continuing which, with notice or passage of time or both, would constitute an Event of Default.

5. Amendment Fee. Borrowers shall pay to Agent for the account of Lenders an amendment fee in an amount equal to $50,000, which amount shall be payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof, shall be in addition to all other amounts payable under the Financing Agreements, shall constitute part of the Obligations and may, at Agent's option, be charged directly to any account(s) of Borrowers maintained with Agent or Lenders.

6. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of any conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control.

7. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

8. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

9. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.


     Please sign the enclosed counterpart of this Amendment in the space provided below, whereupon this Amendment, as so accepted by Agent and Lenders, shall become a binding agreement among Borrowers, Agent and Lenders.

                                         Very truly yours,

                                         PAMIDA, INC.

                               By:  /s/  George R. Mihalko

                               Title:    Sr. V.P. & CFO

                                         SEAWAY IMPORTING COMPANY

                               By:  /s/  George R. Mihalko

                               Title:    Sr. V.P. & CFO


AGREED:

CONGRESS FINANCIAL CORPORATION
(SOUTHWEST), individually and as Agent

By:  /s/  Edward Franco

Title:    Vice President

BANKAMERICA BUSINESS CREDIT, INC., formerly known as BA Business Credit Inc.

By:  /s/  Patrick J. Wilson

Title:    Vice President


ACKNOWLEDGED AND AGREED:

PAMIDA HOLDINGS CORPORATION

By:  /s/  George R. Mihalko

Title:    Sr. V.P. & CFO

PAMIDA TRANSPORTATION COMPANY

By:  /s/  George R. Mihalko

Title:    Sr. V.P. & CFO



Exhibit 10.2


AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This Amendment No. 1 to Employment Agreement is made and entered into on the 29th day of August, 1996, among PAMIDA HOLDINGS CORPORATION ("Holdings"), a Delaware corporation, PAMIDA, INC. ("Pamida"), a Delaware corporation, and STEVEN S. FISHMAN (the "Executive"). Holdings and Pamida collectively are referred to in this Amendment No. 1 as the "Companies".

     WHEREAS, the Companies and the Executive are parties to an Employment Agreement dated September 22, 1995 (the "Employment Agreement"); and

     WHEREAS, the Companies and the Executive now desire to amend the Employment Agreement as more particularly set forth below;

     NOW, THEREFORE, the Companies and the Executive agree as follows:

1. Pursuant to Paragraph 6 of the Employment Agreement, the Companies and the Executive agree that the Executive's incentive bonus program for the fiscal year of Holdings ending February 2, 1997 ("Fiscal 1997") shall be the following:

  (a) If the consolidated earnings of Holdings and its subsidiaries (on a first-in, first-out basis with respect to merchandise inventories) before interest, taxes, depreciation, and amortization for Fiscal 1997 (the "EBITDA") is less than $43,000,000, then the Executive shall not be entitled to any incentive bonus for Fiscal 1997.

  (b) If the EBITDA equals or exceeds $43,000,000, then the Executive's incentive bonus for Fiscal 1997 shall be determined as a percentage of the Executive's base salary from the matrix attached to this Amendment No. 1 taking into account (i) the EBITDA and (ii) the percentage increase or decrease in the comparable store sales of Pamida for Fiscal 1997 compared with the fiscal year ended January 28, 1996. Comparable store sales percentage increases or decreases shall be determined in accordance with Pamida's historical practices.

  (c) For purposes of such matrix, comparable store sales percentage increases of more than 5% shall be treated as increases of 5%, comparable store sales decreases of more than 2% shall be treated as decreases of 2%, and EBITDA of more than $49,000,000 shall be treated as EBITDA of $49,000,000.

  (d) For purposes of applying such matrix, the Executive's base salary shall be deemed to be $500,000.

  (e) The maximum incentive bonus that the Executive shall have the opportunity to earn for Fiscal 1997 is $500,000.

  (f) EBITDA amounts between whole millions of dollars and comparable store sales percentage increases or decreases between whole percentages shall be interpolated on a straight-line basis for purposes of applying such matrix.

  (g) Solely by way of illustration of the application of such matrix, if the EBITDA is $44,250,000 and the comparable store sales percentage increase for Fiscal 1997 is 2.6%, then the Executive's incentive bonus for Fiscal 1997 would be $246,250.

The Executive's incentive bonus for Fiscal 1997 (if any) shall be paid to the Executive as soon as practicable after Holdings has received the final audit report with respect to Fiscal 1997 from its independent accountants.

2. The provisions of this Amendment No. 1 are intended to satisfy the requirements of Paragraph 6 of the Employment Agreement for the fiscal year of Holdings ending in 1997.

3.  This Amendment No. 1 shall be effective as of January  29, 1996.

4. As hereby amended, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Companies and the Executive have executed this Amendment No. 1 to Employment Agreement on the day and year first above written.



                                         PAMIDA HOLDINGS CORPORATION,
                                         a Delaware corporation
                                By:  /s/ Frank A. Washburn
                                         Frank A. Washburn, Executive
                                         Vice President


                                         PAMIDA, INC., a Delaware
                                         corporation
                                By:  /s/ Frank A. Washburn
                                         Frank A. Washburn, Executive
                                         Vice President

                                     /s/ Steven S. Fishman
                                         Steven S. Fishman


Pamida, Inc.

Bonus a % of Pay

        Comp store sales increase
 EBITDA|  -2.0%|  -1.0%|   0.0%|   1.0%|   2.0%|   3.0%|   4.0%|   5.0%
-------|-------|-------|-------|-------|-------|-------|-------|-------
    <43|     0 |     0 |     0 |     0 |     0 |     0 |     0 |     0
     43|  20.0%|  25.0%|  30.0%|  35.0%|  40.0%|  45.0%|  50.0%|  55.0%
     44|  25.0%|  30.0%|  35.0%|  40.0%|  45.0%|  50.0%|  55.0%|  60.0%
     45|  30.0%|  35.0%|  40.0%|  45.0%|  50.0%|  55.0%|  60.0%|  65.0%
     46|  37.5%|  42.5%|  47.5%|  52.5%|  57.5%|  62.5%|  67.5%|  72.5%
     47|  45.0%|  50.0%|  55.0%|  60.0%|  65.0%|  70.0%|  75.0%|  80.0%
     48|  55.0%|  60.0%|  65.0%|  70.0%|  75.0%|  80.0%|  85.0%|  90.0%
     49|  65.0%|  70.0%|  75.0%|  80.0%|  85.0%|  90.0%|  95.0%| 100.0%

----------------------------------------------------------------------

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR
[X]  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



For the quarterly period ended October 27, 1996

Commission File Number 1-10619


             PAMIDA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)


           Delaware                                   47-0696125
(State or other jurisdiction of                      (IRS Employer
incorporation or organization)                   Identification Number)


    8800 "F" Street, Omaha, Nebraska                    68127
(Address of principal executive offices)              (Zip Code)


                    (402) 339-2400
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Class of Common Stock          Outstanding at December 11, 1996

Common Stock                          5,004,942 Shares


PART I - FINANCIAL INFORMATION
Item 1.  Financial Statements

PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
(Unaudited)



                                                     October 27,  January 28,
ASSETS:                                                 1996          1996
  Current assets:                                     --------      --------
    Cash                                              $  9,890      $  7,298
    Accounts receivable, less allowance for
       doubtful accounts of $50                         18,495        11,816
    Merchandise inventories                            183,633       150,837
    Property held for sale                               1,854            -
    Prepaid expenses                                     3,436         2,953
                                                      --------      --------
       Total current assets                            217,308       172,904

  Property, buildings and equipment,
    less accumulated depreciation and
    amortization of $59,189 and $55,464                 43,334        46,371
  Leased property under capital leases,
    less accumulated amortization
    of $16,158 and $13,496                              28,687        30,977
  Deferred financing costs                               3,357         3,809
  Other assets                                           8,500         4,464
                                                      --------      --------
                                                      $301,186      $258,525
                                                      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities:
    Accounts payable                                  $ 90,527      $ 63,087
    Loan and security agreement                         62,797        31,588
    Accrued compensation                                 2,759         5,923
    Accrued interest                                     3,181         6,992
    Store closing reserve                                4,344         7,818
    Other accrued expenses                              11,768        10,823
    Income taxes payable                                 8,718         8,861
    Current maturities of long-term debt                    46         1,334
    Current obligations under capital leases             1,614         1,847
                                                      --------      --------
       Total current liabilities                       185,754       138,273

  Long-term debt, less current maturities              166,874       163,746
  Obligations under capital leases,
    less current obligations                            35,425        36,559
  Other long-term liabilities                            3,270         4,237
  Commitments and contingencies                             -             -
  Preferred stock subject to mandatory redemption
    and reserve for dividends payable                    2,115         1,826
  Common stockholders' equity:
    Common stock, $.01 par value; 10,000,000
     shares authorized;  5,004,942 shares
     issued and outstanding,                                50            50
    Additional paid-in capital                             968           968
    Retained earnings                                  (93,270)      (87,134)
                                                      --------      --------
      Total common stockholders' equity                (92,252)      (86,116)
                                                      --------      --------
                                                      $301,186      $258,525
                                                      ========      ========

See notes to consolidated financial statements.



PAMIDA HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
    (Unaudited)



                                 Three Months Ended      Nine Months Ended
                              October 27, October 29,  October 27, October 29,
                                1996        1995          1996        1995
                              --------    --------      --------    --------
Retail Sales                  $151,980    $176,206      $439,583    $517,120

Cost of goods sold             115,534     133,404       334,466     392,867
                              --------    --------      --------    --------
Gross profit                    36,446      42,802       105,117     124,253

EXPENSES:
  Selling, general and
    administrative              28,822      36,079        89,295     107,769
  Interest                       7,435       7,614        21,669      22,136
                              --------    --------      --------    --------
                                36,257      43,693       110,964     129,905

Income (loss) before income
 tax credit and extraordinary
  item                             189        (891)       (5,847)     (5,652)

Income tax credit                   -       (1,021)           -       (4,211)

                              --------    --------      --------    --------
Income (loss) before
  extraordinary item               189         130        (5,847)     (1,441)

Extraordinary item                  -          371            -          371

                              --------    --------      --------    --------
Net income (loss)                  189         501        (5,847)     (1,070)

Less preferred dividends
  and discount amortization         99          90           289         271

                              --------    --------      --------    --------
Net income (loss) available
 for common stock             $     90    $    411      $ (6,136)   $ (1,341)
                              ========    ========      ========    ========

Income (loss) per common share:
  Income (loss) before
    extraordinary item        $    .02    $    .01      $  (1.23)   $   (.34)
  Extraordinary item                -          .07            -          .07
                              --------    --------      --------    --------
  Income (loss) per common
    share                     $    .02    $    .08      $  (1.23)   $   (.27)
                              ========    ========      ========    ========


See notes to consolidated financial statements.



PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
     (Unaudited)



                                                           Nine Months Ended
                                                     October 27,   October 29,
                                                        1996          1995
                                                      --------      --------
Cash Flows From Operating Activities:
  Net loss                                             $(5,847)      $(1,070)
                                                      --------      --------
  Adjustments to reconcile net loss to net
   cash used in operations:
      Depreciation and amortization of fixed
       assets and intangibles                            8,435        11,515
      Provision for LIFO inventory valuation               450           750
      Noncash interest expense                           3,092         2,789
      Other                                                 79          (980)
      Deferred retirement benefits                          -             36
      Extraordinary item                                    -           (371)
      Decrease in store closing reserve                 (4,663)           -
      Increase in merchandise inventories              (33,246)      (53,803)
      Increase in other operating assets                (6,306)       (6,742)
      Increase in accounts payable                      27,440        38,978
      Decrease in other operating liabilities          ( 5,999)      (12,945)
                                                      --------      --------
        Total Adjustments                              (10,718)      (20,773)
                                                      --------      --------
          Net cash used in operating activities        (16,565)      (21,843)
                                                      --------      --------
Cash Flows From Investing Activities:

  Proceeds from disposal of fixed assets                    40         1,154
  Assets acquired for sale, net                            364            -
  Construction notes receivable                         (5,207)       (2,248)
  Capital expenditures                                  (4,521)       (6,024)
  Other                                                     12            11
                                                      --------      --------
          Net cash used in investing activities         (9,312)       (7,107)
                                                      --------      --------
Cash Flows From Financing Activities:

  Borrowings under loan and security agreement, net     31,209        35,306
  Proceeds from sale of stock                               -             18
  Principal payments on capital lease obligations       (1,367)       (1,572)
  Payments to redeem subordinated notes                     -           (641)
  Dividends paid                                            -           (236)
  Principal payments on long-term debt                  (1,323)         (142)
  Payments for deferred finance costs                      (50)          (13)
                                                      --------      --------
     Net cash provided by financing activities          28,469        32,720
                                                      --------      --------
Net increase in cash                                     2,592         3,770
Cash at beginning of year                                7,298         7,059
                                                      --------      --------
Cash at end of period                                 $  9,890      $ 10,829
                                                      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
(1)  Cash paid (received) during the period for:
       Interest                                       $ 22,317      $ 23,104
       Income taxes:
         Payments to taxing authorities                    312         3,477
         Refunds received from taxing authorities         (170)          (72)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITY:
(1)  Capital lease obligations incurred when the
      Company entered into lease agreements for
      new store facilities                            $     -       $  7,630

(2) Amortization of discount on junior cumulative
     preferred stock recorded as a direct charge
      to retained earnings                                  36            35

(3) Provision for dividends payable                        253            -

(4) In-kind payment of accrued interest on
     promissory notes:
      Promissory notes                                   3,044         2,471
      Accrued interest                                  (3,044)       (2,471)


See notes to consolidated financial statements.



PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 NINE MONTHS ENDED OCTOBER 27, 1996 AND OCTOBER 29, 1995
(Dollars in Thousands)
(Unaudited)



1.Management Representation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the results of operations for the interim periods have been included. All such adjustments are of a normal recurring nature. Because of the seasonal nature of the business, results for interim periods are not necessarily indicative of a full year's operations. The accounting policies followed by Pamida Holdings Corporation (the Company) and additional footnotes are reflected in the consolidated financial statements included in the Company's annual report to stockholders for the fiscal year ended January 28, 1996. Those consolidated financial statements were incorporated by reference in the Company's Form 10-K Annual Report for the fiscal year ended January 28, 1996.

2.Inventories

Substantially all inventories are stated at the lower of cost (last-in, first-out) or market. Total inventories would have been higher at October 27, 1996 and January 28, 1996 by $6,150 and $5,700 respectively, had the FIFO (first-in, first-out) method been used to determine the cost of all inventories. Quarterly LIFO inventory determinations reflect assumptions regarding fiscal year-end inventory levels and the estimated impact of annual inflation.

3.Extraordinary Item

On July 31, 1995, the Company made an offer to purchase for cash 39.5% of the aggregate outstanding principal amount of 14% Subordinated Promissory Notes of Pamida Holdings Corporation. The offered purchase price was 50% of the principal amount to be purchased. In the third quarter of fiscal 1996, the Company redeemed Notes with a face value of $1,281 for cash payment of $641, resulting in a gain of $371.

4.Related Party Transactions

In each of March, June and September 1995, the Company received $79, $79 and $78 respectively from Pamida, Inc. (Pamida) to enable the Company to make dividend payments to preferred stockholders. In September and October 1995, the Company received a total of $652 from Pamida as a reimbursement for certain tax benefits derived by Pamida. The latter remittance was used by the Company primarily to make principal payments on its outstanding promissory notes (see note 3 above) and to repay intercompany advances from Pamida. No such payments have been received from Pamida during fiscal 1997.

5.Income (Loss) Per Common Share

Income(loss) per common share was calculated using the weighted average common shares and dilutive common share equivalents outstanding during the period using the treasury stock method.

6.Committed Revolving Loan and Security Agreement

Effective September 1, 1996, the term of Pamida, Inc.'s (Pamida) committed Loan and Security Agreement (the Agreement) was extended by one additional year to March of 1999, and the Agreement was amended to allow borrowings up to a maximum of $80,000 for the period from September 1, 1996 through December 10, 1996.

7.Reclassifications

Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.


ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in Thousands)


The following is management's discussion and analysis of certain significant factors which have affected the Company's results of operations and financial condition for the periods included in the accompanying consolidated financial statements.

RESULTS OF OPERATIONS

The following table sets forth an analysis of various components of the Consolidated Statements of Operations as a percentage of sales for the three and nine months ended October 27, 1996 and October 29, 1995:

                                     Three Months Ended    Nine Months Ended
                                      Oct.27,  Oct.29,      Oct.27,  Oct.29,
                                       1996     1995         1996     1995
                                      ------   ------       ------   ------
Sales                                 100.0%   100.0%       100.0%   100.0%
Cost of goods sold                     76.0%    75.7%        76.1%    76.0%
                                      ------   ------       ------   ------
Gross profit                           24.0%    24.3%        23.9%    24.0%
Selling, general and
   administrative expenses             19.0%    20.5%        20.3%    20.8%
                                      ------   ------       ------   ------
Operating income                        5.0%     3.8%         3.6%     3.2%
Interest expense                        4.9%     4.3%         4.9%     4.3%
                                      ------   ------       ------   ------
Income (loss) before income tax
   credit and extraordinary item        0.1%    (0.5%)       (1.3%)   (1.1%)
Income tax credit                         -     (0.6%)          -     (0.8%)
                                      ------   ------       ------   ------
Income (loss) before
   extraordinary item                   0.1%     0.1%        (1.3%)   (0.3%)
Extraordinary item                        -      0.2%           -      0.1%
                                      ------   ------       ------   ------
Net income (loss)                       0.1%     0.3%       (1.3%)    (0.2%)
                                      ======   ======       ======   ======

Sales - As of the end of fiscal 1996, the Company closed forty stores in unprofitable or highly competitive markets which did not fit the Company's niche market strategy. Consequently, the Company experienced a decrease in total sales for the third quarter and first nine months of fiscal 1997. Sales for the third quarter of fiscal 1997 decreased by $24,226 or 13.8% compared to sales for the third quarter of fiscal 1996. Similarly, sales for the first nine months of fiscal 1997 decreased by $77,537 or 15.0%.

Comparable store sales during the third quarter and first nine months of
fiscal 1997 decreased $3,997 or 2.7% and $10,874 or 2.6%, respectively.   This
decrease can be traced to a combination of factors including clearance activity, shifting of advertising break dates and the residual effects of the warehouse management system implementation discussed in the Form 10-Q filing for the second quarter of fiscal 1997.

The Company operated 149 stores at the end of the third quarter of fiscal 1997 as compared with 181 stores at the end of the third quarter of fiscal 1996. Since October 29, 1995, the Company has opened ten stores in new markets, relocated three stores and closed forty-two stores.

Gross profit - The Company's merchandise gross profit as a percentage of sales improved .7% in the first nine months of fiscal 1997 and improved .6% in the third quarter as compared to the same periods of fiscal 1996. However, this improvement was offset by additional costs in the warehouse and distribution areas during the implementation of the new warehouse management system this year, which were disclosed in the Form 10-Q for the second quarter of fiscal 1997. Accordingly, as a percentage of sales, gross profit decreased slightly from 24.3% for the third quarter of fiscal 1996 to 24.0% for the third quarter of fiscal 1997. Gross profit as a percentage of sales was 23.9% for the first nine months of fiscal 1997 and 24.0% for the first nine months of fiscal 1996.

Selling, general and administrative (SG&A) expense decreased $7,257 or 20.1% for the third quarter of fiscal 1997 compared to the third quarter of fiscal 1996 and decreased $18,474 or 17.1% for the first nine months of fiscal 1997 compared to the first nine months of fiscal 1996. As a percentage of sales, SG&A expense was 19.0% for the third quarter of fiscal 1997 and 20.5% for the third quarter of fiscal 1996 and was 20.3% for the first nine months of fiscal 1997 compared to 20.8% for the first nine months of fiscal 1996.

The reduction in SG&A expense for the third quarter of fiscal 1997 was primarily attributable to a 16.5% decrease in store payroll costs and a 13.2% decrease in store occupancy costs. In addition, store controllable and advertising costs decreased 20.7% and 41.6% respectively. All of these areas of expense were impacted by the elimination of costs related to the forty stores which were closed as of the end of fiscal 1996. SG&A costs were also positively impacted by reduced accruals for management bonuses and the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of these items in the fourth quarter of fiscal 1996. The decreases in SG&A costs were offset by a $391 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996 primarily from the sale of idle transportation company assets.

The reduction in SG&A expense for the first nine months of fiscal 1997 was primarily attributable to a 15.4% decrease in store payroll costs and a 14.1% decrease in store occupancy costs. In addition, store controllable and advertising costs decreased 18.1% and 31.3% respectively. These areas of expense were impacted by the elimination of costs related to the forty stores closed as of the end of fiscal 1996. SG&A costs were also positively impacted by reduced accruals for management bonuses and the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of the latter items in the fourth quarter of fiscal 1996. The decreases in SG&A costs were offset by a $1,394 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996 primarily from the sale of idle transportation company assets.

Interest expense decreased $179 or 2.4% for the third quarter of fiscal 1997 compared to the same period of fiscal 1996 and decreased $467 or 2.1% for the first nine months of fiscal 1997 compared to the same period of fiscal 1996. The decrease was due to a reduction in interest related to capital leases, primarily as a result of the forty stores closed as of the end of fiscal 1996, and a decrease in interest costs related to industrial development bonds which were paid off in August of 1996. These decreased costs were offset somewhat by increased costs of revolver borrowings and by a slight increase in interest attributable to the promissory notes which require quarterly interest payments to be paid in kind and added to principal.

Income tax benefit - No income tax expense was recorded on income in the third quarter of fiscal 1997 due to the existence of unutilized tax loss carry forwards from prior year store closing charges. Similarly, no income tax benefit was recorded on losses for the first nine months of fiscal 1997 due to the uncertainty of realization of those tax benefits. Due to the amount of unutilized tax loss carry forwards available, the Company does not expect to tax-effect quarterly income or losses for any period in fiscal 1997. In the prior year, no such tax loss carry forwards existed, and tax benefits of $1,021 and $4,211 were recorded in fiscal 1996 for the third quarter and first nine months, respectively, consistent with the Company's expected effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

The Company's business is seasonal with first quarter sales (February through April) being lower than sales during the other three quarters. Fourth quarter sales (November through January) have represented approximately 29% of the full year's retail sales in recent years and normally involve a greater proportion of higher margin sales.

Funds used in operating activities were $16,565 in the first nine months of fiscal 1997 compared to a usage of $21,843 in the first nine months of fiscal 1996. This $5,278 reduction in net cash used by operating activities resulted primarily from changes in inventories and other operating liabilities, offset somewhat by changes in accounts payable, results of operations and store closing reserves.

The Company satisfies its seasonal liquidity requirements primarily through a combination of funds provided from operations and from Pamida, Inc.'s (Pamida) committed Loan and Security Agreement (the Agreement) which provides for
revolving borrowings of up to $70,000.   Borrowings under the Agreement bear
interest at a rate which is .75% per annum greater than the applicable prime rate. The amounts Pamida is permitted to borrow are determined by a formula based upon the amount of Pamida's eligible inventory from time to time. Such borrowings are secured by security interests in all of the current assets (including inventory) of Pamida and by liens on certain real estate interests and other property of Pamida. The Company and two subsidiaries of Pamida have guaranteed the payment and performance of Pamida's obligations under the Agreement and have pledged some or all of their respective assets, including the stock of Pamida owned by the Company, to secure such guarantees.

The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments. These covenants currently have not had an impact on the Company's ability to fully utilize the revolving credit facility. However, certain of the covenants, such as those which restrict the ability of the Company to incur indebtedness or encumber its property or which impose restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may at some future time prevent the Company from pursuing its store expansion program at the rate that the Company desires.

Obligations under the Agreement were $62,797 at October 27, 1996 and $55,909
at October 29, 1995.    These borrowings are senior to the Senior Subordinated
Notes of the Company. The Company had long-term debt and obligations under capital leases of $202,299 as of October 27, 1996 and $211,901 at October 29, 1995. The Company's ability to satisfy scheduled principal and interest payments under such obligations in the ordinary course of business is dependent primarily upon the sufficiency of the Company's operating cash flow. At October 27, 1996, the Company was in compliance with all covenants contained in its various financing agreements.

Pamida paid the Company $79, $79 and $78, during the first, second and third quarters respectively, of fiscal 1996 under a tax-sharing agreement to enable the Company to pay quarterly dividends to its preferred stockholders. Since the Company conducts no operations of its own, the only cash requirement of the Company relates to preferred stock dividends in the aggregate annual amount of approximately $315; and Pamida is expressly permitted under its existing credit facilities to pay dividends to the Company to fund such preferred stock dividends. However, the General Corporation Law of the State of Delaware, under which the Company and Pamida are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the retained deficit, resulting primarily from the forty store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Pamida may pay dividends in fiscal 1997 and in ensuing years only to the extent that the Company and Pamida satisfy the applicable statutory standards which includes the Company's having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. The Company did not declare or pay the preferred stock dividends payable on February 29, 1996, May 31, 1996, August 31, 1996 or November 30, 1996. The
cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

The Company made capital expenditures of $4,521 during the first nine months of fiscal 1997 compared to $6,024 during the first nine months of fiscal 1996. The Company has opened a total of eight new stores in fiscal 1997 and will consider additional opportunities for new store locations as they arise. Capital expenditures are expected to total approximately $5,400 in fiscal 1997 and to be funded from cash flow from operations. The costs of buildings and land for new store locations are expected to be financed by operating or capital leases with unaffiliated landlords. The Company's expansion program will require inventory of approximately $1,000 to $1,200 for each store in a new market, which the Company expects to finance through trade credit, borrowings under the Agreement and cash flow from operations.

On a long-term basis, the Company's expansion will require continued investments in store locations, working capital and distribution and infrastructure enhancements. The Company expects to continue to finance some of these investments through leases from unaffiliated landlords, trade credit, borrowings under the Agreement and cash flow from operations, but ultimately will need to explore additional sources of funds which may include both debt (mid-term to long-term) and equity capital. Currently, it is not possible for the Company to predict with any certainty either the timing or the availability of any such additional financing.

INFLATION

The Company uses the LIFO method of inventory valuation in its financial statements; as a result, the cost of merchandise sold approximates current costs. Due to the revaluation of property, buildings and equipment in connection with the purchase transaction in 1986, as well as the recent opening of new stores, depreciation expense closely approximates current costs. The Company's rental expense is generally fixed and, except for small amounts of percentage rentals, has not been affected by inflation.




Part II - OTHER INFORMATION



Items 1-2:None


Item 3:

The General Corporation Law of Delaware, under which the registrant is incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the retained deficit resulting primarily from store closings and the write-off of goodwill and other long-lived assets in the fourth quarter of fiscal 1996, the registrant may pay dividends in fiscal 1997 and in ensuing years only to the extent that the registrant satisfies the applicable statutory standards, which includes the registrant's having a net worth equal to at least the aggregate par value of its outstanding preferred stock, which amounts to $2. Accordingly, the registrant was restricted from declaring or paying the quarterly dividends payable on February 29, May 31, August 31, and November 30, 1996, with respect to the outstanding 16.25% Senior Cumulative Preferred Stock and 14.25% Junior Cumulative Preferred Stock of the registrant and does not anticipate paying dividends on the registrant's preferred stock in the foreseeable future. As of the date of this report, the total preferred stock dividend arrearage was $342. Pursuant to the Certificate of Incorporation of the registrant, the cumulative dividend rate on the registrant's preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value of the preferred stock until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.


Items 4-5:None


Item 6:

(A)  Exhibits.

     - 10.1 Amendment No. 3 to Loan and Security Agreement among Pamida, Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent,
dated
        September 16, 1996


     - 10.2 Amendment No. 1 to Employment Agreement among Pamida Holdings Corporation, Pamida, Inc., and Steven S. Fishman dated August 29, 1996

     -  27.1 Financial Data Schedule (EDGAR version only)

(b)  Reports on Form 8-K.

    A report on Form 8-K was filed during the quarter for which this Form 10-Q is filed. Such report had a Date of Report of October 16, 1996, and related to Item 4, Changes in Registrant's Certifying Accountant. An amendment to such Form 8-K was filed on November 1, 1996.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         PAMIDA HOLDINGS CORPORATION
                                                (Registrant)


                          Date:          December 11, 1996
                            By:      /s/ Steven S. Fishman
                                         Steven S. Fishman, Chairman,
                                         President and Chief Executive Officer



                          Date:          December 11, 1996
                            By:      /s/ Todd D. Weyhrich
                                         Todd D. Weyhrich
                                         Vice President - Controller




AMENDMENT NO.  3  TO LOAN AND SECURITY AGREEMENT

PAMIDA, INC.
8800 F Street
Omaha, Nebraska  68127

SEAWAY IMPORTING COMPANY
8800 F Street
Omaha, Nebraska  68127

September 16, 1996
Congress Financial Corporation (Southwest)
1201 Main Street
Dallas, Texas  75250

BankAmerica Business Credit, Inc.
40 East 52nd Street
New York, New York  10017

Gentlemen:

     Congress Financial Corporation (Southwest), a Texas corporation in its individual capacity ("Congress"), BankAmerica Business Credit, Inc., formerly known as BA Business Credit Inc., a Delaware corporation ("BABC," together with Congress each individually a "Lender" and collectively, "Lenders"), Pamida, Inc., a Delaware corporation ("Pamida"), Seaway Importing Company, a Nebraska corporation ("Seaway," together with Pamida, collectively, "Borrowers") and Congress Financial Corporation (Southwest), a Texas corporation, as Agent for Lenders (in such capacity, "Agent") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 30, 1993, by and among Agent, Lenders and Borrowers (as amended by Amendment No. 1 to Loan and Security Agreement dated as of January 23, 1995 and Amendment No. 2 to Loan and Security Agreement dated as of January 28, 1996 and as amended hereby, the "Loan Agreement", and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements").

     Borrowers have requested that the "Maximum Credit" provided for in the Financing Agreements be temporarily increased and that certain other provisions of the Financing Agreements be amended, and Agent and Lenders are willing to temporarily increase the Maximum Credit and amend certain other provisions of the Financing Agreements, subject to the terms and conditions contained herein. By this Amendment, Agent, Lenders and Borrowers desire and intend to evidence such amendments.

     In consideration of the foregoing and the agreements and covenants contained herein, the parties hereto agree as follows:

1.  Definitions.

  (a) All references to the term "Maximum Credit" in any of the Financing Agreements shall be deemed, and each such reference is hereby amended, to mean
(i) from September 1, 1996 through and including December 10, 1996, the amount of $80,000,000 and (ii) Thereafter, the amount of $70,000,000.

  (b) All references to the term "Renewal Date" in any of the Financing Agreements shall be deemed, and each such reference is hereby amended, to mean March 31, 1999.

  (c) All capitalized terms used herein shall have the meanings assigned hereto in the other Financing Agreements, unless otherwise defined herein.

2. Revolving Loans; Advance Rate. Section 2.1(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefore:

  (a) Subject to, and upon the terms and conditions contained herein and in the other Financing Agreements, at the request of Borrowers, each of Lenders severally, but not jointly, agrees to lend to Borrowers and authorizes and appoints Agent to make Loans to Borrowers, for the account of and as Agent for Lenders, in such amounts from time to time as Agent shall determine, in its discretion, at Borrowers' request during the periods indicated below of up to the percent of the value of Eligible Inventory of Borrowers indicated for such period (or such greater or lesser percentage thereof as Agent may determine from time to time):

               Period                          Percent
               ------                          -------
  (i)  from September 1, 1996 through            50%
       and including December 10, 1996

  (ii) thereafter, in any year:

        (A)  from March 1 through and            45%
              including April 30

        (B)  from October 1 through and          45%
             including November 30

        (C)  at all other times                  40%

3. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers to Agent and Lenders pursuant to the Financing Agreements, Borrowers hereby represent, warrant and covenant with and to Agent and Lenders as follows (which representations, warranties and covenant are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):

  (a) No Event of Default exists on the date of this Amendment (after giving effect to the amendments to the Financing Agreements made by this Amendment).

  (b) This Amendment and the other amendment agreements delivered in connection herewith, have been duly authorized, executed and delivered by each of Borrowers and are in full force and effect as of the date hereof, and the agreements and obligations of each of Borrowers contained herein and therein constitute legal, valid and binding obligations of each of Borrowers enforceable against each of Borrowers in accordance with their respective terms.

  (c) All required consents or approvals of any persons other than Lenders and Agent to the authorization, execution and delivery of this Amendment and the other amendment agreements delivered in connection herewith have been obtained by each of Borrowers and Guarantors, and the authorization, execution and delivery hereof does not violate or breach any provision of or constitute a default under any material indenture, mortgage, deed of trust, agreement or instrument to which any of Borrowers or Guarantors is or may be bound, including, without limitation, the Note Indenture.

4. Conditions Precedent. The effectiveness of the amendments contained herein shall be subject to the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent on behalf of Lenders:

  (a) Agent shall have received, in form and substance satisfactory to Agent, an executed original of this Amendment, duly authorized, executed and delivered by each of Borrowers and Guarantors;

  (b) Agent shall have received, in form and substance satisfactory to Agent, an executed original of Amendment No. 3 to Deed of Trust, Security Agreement and Assignment of Leases and Rents by Pamida in favor of Old Republic National Title Insurance Company, as trustee, for the benefit of Agent and Lenders, duly authorized, executed and delivered by the parties thereto;

  (c) Agent shall have received, in form and substance satisfactory to Agent, an executed original of Amendment No. 3 to Leasehold Deed of Trust, Security Agreement and Assignment of Leases and Rents by Pamida in favor of Old Republic National Title Insurance Company, as trustee, for the benefit of Agent and Lenders, duly authorized, executed and delivered by the parties thereto;

  (d) Agent shall have received, in form and substance satisfactory to Agent, an executed original of Amendment No. 3 to Co-Lending and Agency Agreement, duly authorized, executed and delivered by each of Agent and Lenders;

  (e) Agent shall have received, in form and substance satisfactory to Agent, a secretary's certificates for each of Borrowers and Guarantors with respect to directors' resolutions, incumbency and other matters as Agent may require, and

  (f) No Event of Default shall have occurred and be continuing and no event shall have occurred or condition be existing and continuing which, with notice or passage of time or both, would constitute an Event of Default.

5. Amendment Fee. Borrowers shall pay to Agent for the account of Lenders an amendment fee in an amount equal to $50,000, which amount shall be payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof, shall be in addition to all other amounts payable under the Financing Agreements, shall constitute part of the Obligations and may, at Agent's option, be charged directly to any account(s) of Borrowers maintained with Agent or Lenders.

6. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of any conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control.

7. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

8. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

9. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

10. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.


     Please sign the enclosed counterpart of this Amendment in the space provided below, whereupon this Amendment, as so accepted by Agent and Lenders, shall become a binding agreement among Borrowers, Agent and Lenders.

                                         Very truly yours,

                                         PAMIDA, INC.

                               By:  /s/  George R. Mihalko

                               Title:    Sr. V.P. & CFO

                                         SEAWAY IMPORTING COMPANY

                               By:  /s/  George R. Mihalko

                               Title:    Sr. V.P. & CFO


AGREED:

CONGRESS FINANCIAL CORPORATION
(SOUTHWEST), individually and as Agent

By:  /s/  Edward Franco

Title:    Vice President

BANKAMERICA BUSINESS CREDIT, INC., formerly known as BA Business Credit Inc.

By:  /s/  Patrick J. Wilson

Title:    Vice President


ACKNOWLEDGED AND AGREED:

PAMIDA HOLDINGS CORPORATION

By:  /s/  George R. Mihalko

Title:    Sr. V.P. & CFO

PAMIDA TRANSPORTATION COMPANY

By:  /s/  George R. Mihalko

Title:    Sr. V.P. & CFO



Exhibit 10.2


AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This Amendment No. 1 to Employment Agreement is made and entered into on the 29th day of August, 1996, among PAMIDA HOLDINGS CORPORATION ("Holdings"), a Delaware corporation, PAMIDA, INC. ("Pamida"), a Delaware corporation, and STEVEN S. FISHMAN (the "Executive"). Holdings and Pamida collectively are referred to in this Amendment No. 1 as the "Companies".

     WHEREAS, the Companies and the Executive are parties to an Employment Agreement dated September 22, 1995 (the "Employment Agreement"); and

     WHEREAS, the Companies and the Executive now desire to amend the Employment Agreement as more particularly set forth below;

     NOW, THEREFORE, the Companies and the Executive agree as follows:

1. Pursuant to Paragraph 6 of the Employment Agreement, the Companies and the Executive agree that the Executive's incentive bonus program for the fiscal year of Holdings ending February 2, 1997 ("Fiscal 1997") shall be the following:

  (a) If the consolidated earnings of Holdings and its subsidiaries (on a first-in, first-out basis with respect to merchandise inventories) before interest, taxes, depreciation, and amortization for Fiscal 1997 (the "EBITDA") is less than $43,000,000, then the Executive shall not be entitled to any incentive bonus for Fiscal 1997.

  (b) If the EBITDA equals or exceeds $43,000,000, then the Executive's incentive bonus for Fiscal 1997 shall be determined as a percentage of the Executive's base salary from the matrix attached to this Amendment No. 1 taking into account (i) the EBITDA and (ii) the percentage increase or decrease in the comparable store sales of Pamida for Fiscal 1997 compared with the fiscal year ended January 28, 1996. Comparable store sales percentage increases or decreases shall be determined in accordance with Pamida's historical practices.

  (c) For purposes of such matrix, comparable store sales percentage increases of more than 5% shall be treated as increases of 5%, comparable store sales decreases of more than 2% shall be treated as decreases of 2%, and EBITDA of more than $49,000,000 shall be treated as EBITDA of $49,000,000.

  (d) For purposes of applying such matrix, the Executive's base salary shall be deemed to be $500,000.

  (e) The maximum incentive bonus that the Executive shall have the opportunity to earn for Fiscal 1997 is $500,000.

  (f) EBITDA amounts between whole millions of dollars and comparable store sales percentage increases or decreases between whole percentages shall be interpolated on a straight-line basis for purposes of applying such matrix.

  (g) Solely by way of illustration of the application of such matrix, if the EBITDA is $44,250,000 and the comparable store sales percentage increase for Fiscal 1997 is 2.6%, then the Executive's incentive bonus for Fiscal 1997 would be $246,250.

The Executive's incentive bonus for Fiscal 1997 (if any) shall be paid to the Executive as soon as practicable after Holdings has received the final audit report with respect to Fiscal 1997 from its independent accountants.

2. The provisions of this Amendment No. 1 are intended to satisfy the requirements of Paragraph 6 of the Employment Agreement for the fiscal year of Holdings ending in 1997.

3.  This Amendment No. 1 shall be effective as of January  29, 1996.

4. As hereby amended, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Companies and the Executive have executed this Amendment No. 1 to Employment Agreement on the day and year first above written.



                                         PAMIDA HOLDINGS CORPORATION,
                                         a Delaware corporation
                                By:  /s/ Frank A. Washburn
                                         Frank A. Washburn, Executive
                                         Vice President


                                         PAMIDA, INC., a Delaware
                                         corporation
                                By:  /s/ Frank A. Washburn
                                         Frank A. Washburn, Executive
                                         Vice President

                                     /s/ Steven S. Fishman
                                         Steven S. Fishman


Pamida, Inc.

Bonus a % of Pay

        Comp store sales increase
 EBITDA|  -2.0%|  -1.0%|   0.0%|   1.0%|   2.0%|   3.0%|   4.0%|   5.0%
-------|-------|-------|-------|-------|-------|-------|-------|-------
    <43|     0 |     0 |     0 |     0 |     0 |     0 |     0 |     0
     43|  20.0%|  25.0%|  30.0%|  35.0%|  40.0%|  45.0%|  50.0%|  55.0%
     44|  25.0%|  30.0%|  35.0%|  40.0%|  45.0%|  50.0%|  55.0%|  60.0%
     45|  30.0%|  35.0%|  40.0%|  45.0%|  50.0%|  55.0%|  60.0%|  65.0%
     46|  37.5%|  42.5%|  47.5%|  52.5%|  57.5%|  62.5%|  67.5%|  72.5%
     47|  45.0%|  50.0%|  55.0%|  60.0%|  65.0%|  70.0%|  75.0%|  80.0%
     48|  55.0%|  60.0%|  65.0%|  70.0%|  75.0%|  80.0%|  85.0%|  90.0%
     49|  65.0%|  70.0%|  75.0%|  80.0%|  85.0%|  90.0%|  95.0%| 100.0%